UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	April 18, 2008 (April 15, 2008)

METAMORPHIX, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51294	52-1923417
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8000 Virginia Manor Road Suite 140, Beltsville, Maryland, 20705
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(301) 617-9080

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On April 15, 2008, MetaMorphix, Inc. entered into a settlement agreement with Regions Bank, Shapiro, Sher, Guinot, & Sandler, P.A., William E. Carlson and John Cleveland. The settlement agreement settled the previously-disclosed suit that Regions Bank filed against MetaMorphix and other defendants in the Superior Court of Hall County, Georgia in June 2005. The case related to certain MetaMorphix warrants and a promissory note pledged to Regions Bank by Samuel R. Dunlap, a former Company director, who declared bankruptcy in 2002. As previously disclosed, Regions Bank voluntarily dismissed the suit in October 2007, but later petitioned the Court to correct the dismissal so the suit could be reinstated. While the petition was pending, the parties agreed to resolve the dispute.

Under the terms of the settlement, six of Regions Bank’s seven claims for relief will be released and dismissed with prejudice, meaning that they cannot be re-filed. The remaining claim, which relates to a promissory note assigned by Dunlap to Regions Bank in the amount of $731,000, will be dismissed without prejudice, meaning that it can be re-filed if otherwise appropriate. Pursuant to the settlement, Regions Bank agreed that the principal amount of the promissory note has been reduced from $731,000 to $624,414.90 and that the conditions precedent to the maturity of the promissory note have not yet occurred. Regions Bank further agreed not to sue MetaMorphix on the promissory note unless and until the note matures. In agreeing to resolve the litigation, MetaMorphix is not contributing any Company funds to the settlement and continues to deny any and all liability or wrongdoing in connection with the suit.

This description of the settlement agreement is not intended to be complete and is qualified in its entirety by the complete text of the settlement agreement which will be attached as an exhibit to our 2007 Form 10-KSB.

[Signature Page Follows.]

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAMORPHIX, INC.

Date: April 18, 2008	By:	/s/ Edwin C. Quattlebaum

Edwin C. Quattlebaum,
President and Chief Executive Officer